Special Meeting (the "Meeting") of Shareholders

The Special Meeting of the shareholders of PIC
Investment Trust (the "Trust") was held on
November 3, 2000 at 10:00 a.m. local time at The offices of Provident Investment Counsel, 300
North Lake Avenue, Pasadena, California 91101, for the following purposes:



  1. To approve a new management agreement between the Portfolio in which the Fund invests and Provident
  Investment Counsel, Inc. ("PIC") pursuant to which PIC will act as adviser with respect to the assets of the Portfolio, to become effective upon the closing of the Transaction.


Fund
For
Against
Abstain








Growth
Fund B

83,389

5,263

-


Mid Cap
Fund B

254,740

2,843

  1,204


Mid Cap
Fund C

 27,310

201

       -


Small
Company
Growth A


2,353,778


201


-


Small
Company
Growth B


  89,692


        -


-


Small
Company
Growth C


4,837


        -


-